Gina [illegible]

[illegible]

Sandra Ricardo

Classification: Internal Use

APPE NDIX A

This Appendix A, amended and restated as of May 12, 2020, is the Appendix A to the Supplement To The Global Custody Agreement Hong Kong - China - Connect Serv ice between Principal Funds, Inc. and The Bank of New York Mellon dated April 16, 2018.

China Connect Listed Stock for:

394385	Principal Funds, Inc. Diversified International Fund
394387	Principal Funds, Inc. International Emerging Markets Fund
394895	Principal Funds, Inc. Overseas Fund
397857	Principal Funds, Inc. Global Multi-Strategy Fund
399859	Principal Funds, Inc. Origin Emerging Market Fund
394896	Principal Funds, Inc. Overseas Fund	Causeway

499283	Principal Funds, Inc. SystematEx International Fund
China Connect Bond for:
380130	Principal Funds, Inc. Global Div ersified Income Fund
399744	Principal Funds, Inc. Global Multi-Strategy Fund
397856	Principal Funds, Inc. Global Multi-Strategy Fund (Loomis)
499074	Principal Funds, Inc. Finisterre Unconstrained Emerging Markets Bond Fund
499275	Principal Funds, Inc. Global Div ersified Income Fund (MetLife)

IN WITNESS WHEREOF, the parties hereto have caused this Appendix A to be executed by their officers designated below effectiv e as of the date and year first abov e written.

PRINCIPAL FUNDS, INC.

By:		By:
Name:	Gina Graham	Name: Dan L. Westholm

Title:	Treasurer	Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON
By:	_______________________
Name:	Sandra Ricardo
Title:	Vice President

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